Exhibit 10.2

FORM OF QUORUM HEALTH CORPORATION

2016 EMPLOYEE PERFORMANCE INCENTIVE PLAN

ARTICLE I

PURPOSE

The purpose of the Quorum Health Corporation 2016 Employee Performance Incentive Plan (the “Plan”) is to promote the interests of Quorum Health Corporation (the “Company”) and its stockholders by providing additional compensation as incentive to certain employees of the Company or its subsidiaries and affiliates who contribute materially to the success of the Company. The Company intends that, in part, certain Awards issued under the Plan satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, the “Code”).

ARTICLE II

DEFINITIONS

The following terms when used in the Plan shall, for the purposes of the Plan, have the following meanings:

2.1 “Award” shall mean bonus incentive compensation paid in cash.

2.2 “Beneficiary” means the person, persons or estate entitled to receive payment under the Plan following a Participant’s death.

2.3 “Board” shall mean the Board of Directors of the Company.

2.4 “Cause” shall mean the Participant’s (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company which transaction is adverse to the interests of the Company and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses).

2.5 “Code” shall have the meaning set forth in Article I.

2.6 “Committee” shall have the meaning set forth in Section 3.3.

2.7 “Company” shall have the meaning set forth in Article I.

2.8 “Covered Employee” shall have the meaning set forth in Code Section 162(m)(3), including Treasury Regulation Section 1.162-27(c)(2).

2.9 “Determination Date” means the earlier of: (a) the 90th day of the Performance Period, or (b) the date as of which 25% of the Performance Period has elapsed. The Determination Date shall be a date on which the outcome of the Performance Goals are substantially uncertain.

2.10 “Deferred Bonus Award” shall mean any Award whose payment has been designated by the Plan Administrator or Committee to be deferred as set forth in Section 5.2.

2.11 “Fiscal Year” shall mean the Company’s accounting year of 12 months commencing on January 1st of each year and ending the following December 31st.

2.12 “Mid-Year Participant” shall mean any Participant in the Plan who does not commence participation on the first day of the Fiscal Year.

2.13 “Operating Unit” shall mean any hospital or group of hospitals, clinic or group of clinics, medical office building or group of medical office buildings, nursing facility or group of nursing facilities, any other operating unit designated by the Plan Administrator or the Committee (as applicable) or any combination of any of the foregoing.

2.14 “Outside Director” shall mean a director of the Company who is an “outside director” within the meaning of Treasury Regulation Section 1.162-27(e)(3).

2.15 “Participant” shall mean an employee of the Company as may be designated by the Chief Executive Officer and the Chief Financial Officer of the Company (or by the Committee with respect to a Covered Employee) to participate in the Plan with respect to each Fiscal Year.

2.16 “Participation Period” shall mean the period of time during which an individual is actually a Participant in the Plan for any Fiscal Year.

2.17 “Performance-Based Compensation” shall mean any Award that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the Treasury Regulations promulgated thereunder.

2.18 “Performance Objective” shall mean one or more performance goals based on the criteria described in Section 4.4 and established as described herein with respect to an individual Participant for the Fiscal Year.

2.19 “Plan” shall have the meaning set forth in Article I.

2.20 “Plan Administrator” shall have the meaning set forth in Section 3.2.

2.21 “Pro-Rata Award” shall have the meaning set forth in Section 5.8.

2.22 “Qualifying Termination” shall mean the termination of the Participant’s employment due to death, disability, termination without Cause, and, if such Participant is a party to an employment, change in control or similar agreement with the Company and “good reason” is defined in such agreement, a termination by the Participant for “good reason” as such term is defined in the applicable agreement.

2.23 “Regulations” shall have the meaning set forth in Section 3.4.

2.24 “Section 409A” shall mean Section 409A of the Code and the applicable Treasury Regulations and guidance promulgated thereunder.

2.25 “Treasury Regulation” shall mean a regulation promulgated by the United States Department of the Treasury.

ARTICLE III

ADMINISTRATION

3.1 Remuneration payable under the Plan is intended to constitute Performance-Based Compensation for those Participants who are Covered Employees under the Plan, and the Plan shall be construed and administered in accordance with such intention. The Committee shall be authorized to exercise discretion under this Plan in respect of a Covered Employee only to the extent that such exercise will not cause an Award held by a Covered Employee to fail to constitute Performance-Based Compensation.

3.2 The Plan shall be administered, under the supervision of the Board, by the Chief Executive Officer and the Chief Financial Officer of the Company (collectively, the “Plan Administrator”), except as otherwise provided herein.

3.3 Notwithstanding Section 3.2, for Participants who are Covered Employees, the Plan shall be administered by the Compensation Committee of the Board, or a subcommittee thereof (the “Committee”), consisting of not fewer than two (2) Outside Directors.

3.4 The Plan Administrator (or, with respect to any Covered Employee, the Committee) may, from time to time, (i) adopt rules and regulations (“Regulations”) for carrying out the provisions and purposes of the Plan and make such determinations, not inconsistent with the terms of the Plan, as the Plan Administrator (or the Committee, if applicable) shall deem appropriate, and (ii) alter, amend or revoke any Regulation so adopted.

3.5 The interpretation and construction of any provision of the Plan by the Plan Administrator (or, with respect to any Covered Employee, the Committee) shall be final and conclusive.

3.6 No member of the Board, including members of the Committee, nor the Chief Executive Officer or the Chief Financial Officer of the Company, shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder or for any action, failure to act, determination or interpretation made by another member, officer, agent or employee of the Board, the Committee or the Company in administering this Plan. The Company hereby agrees to indemnify each member of the Board, including members of the Committee, and the Chief Executive Officer and the Chief Financial Officer of the Company, for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising by reason of an event(s) described in the immediately preceding sentence.

ARTICLE IV

PERFORMANCE INCENTIVE AWARDS

4.1 For each Fiscal Year of the Company, the Plan Administrator (or, with respect to any Covered Employee, the Committee) shall determine the following:

(a)	The employees who will participate in the Plan for such Fiscal Year;

(b)	The basis(es) for determining the amount of the Awards to such Participants;

(c)	The Performance Objectives applicable to an Award; and

(d)	Whether the Award will be a Deferred Bonus Award.

With respect to Participants who are not Covered Employees, the basis(es) for determining the amount of the Awards shall be dependent upon the attainment by the Company of specified Performance Objectives, as further described in Section 4.4. With respect to Participants who are Covered Employees, the basis(es) for determining the amount of the Awards is set forth in Section 4.2. The Plan Administrator (or, with respect to any Covered Employee, the Committee) shall decide at the time of the grant of an Award whether the Award will be a Deferred Bonus Award subject to the provisions set forth in Section 5.2.

Participants may be granted more than one Award in respect of any Fiscal Year, which Awards may be subject to the attainment of different Performance Objectives or may be subject to different payment criteria (e.g., a Deferred Bonus Award may be granted in addition to an Award that is not a Deferred Bonus Award and may be subject to the same or different Performance Objectives).

4.2 For each Participant who is a Covered Employee, the Committee shall establish in writing one or more objectively determinable Performance Objectives based on the criteria described in Section 4.4 of the Plan no later than the Determination Date and at a time when the achievement of such Performance Objective (or Objectives) is substantially uncertain.

In establishing objectively determinable Performance Objectives, the Committee shall also state, in terms of an objective formula or standard, the method for computing the amount of the Award payable to the Covered Employee if a Performance Objective(s) is attained. In addition, the formula or standard shall specify the individual Covered Employee or class of Covered Employees to which it applies. No Award shall be paid to a Covered Employee unless the Committee determines and certifies in writing, prior to the payment of such Award and in accordance with Section 162(m)(4)(C)(iii) of the Code, that the Performance Objectives applicable to the Covered Employee have been achieved.

4.3 For any Participant who is not a Covered Employee, Performance Objectives, whether quantitative or qualitative, may be established. The Plan Administrator shall establish the specific targets for the selected measures.

4.4 Performance criteria for Awards under the Plan shall be one or more of the following Performance Objectives:

(1)	Financial Performance Criteria:

a.	Earnings per share;

b.	Continuing operations earnings per share;

c.	Operating income;

d.	Gross income;

e.	Net income (before or after taxes);

f.	Cash flows from operating activities;

g.	Gross profit;

h.	Gross profit return on investment;

i.	Gross margin return on investment;

j.	Gross margin;

k.	Operating margin;

l.	Working capital;

m.	Earnings before interest and taxes;

n.	Earnings before interest, tax, depreciation and amortization (“EBITDA”), adjusted EBITDA, and EBITDA-based goals, including (without limitation) EBITDA target, divisional hospital EBITDA, adjusted or modified EBITDA, EBITDA margin, and EBITDA margin improvement;

o.	Return on equity;

p.	Return on assets;

q.	Return on capital;

r.	Return on invested capital;

s.	Net revenues;

t.	Divisional hospital revenue;

u.	Gross revenues;

v.	Revenue growth;

w.	Annual recurring revenues;

x.	Recurring revenues;

y.	Service revenues;

z.	License revenues;

aa.	Cash receipts targets;

bb.	Sales or market share;

cc.	Total shareholder return;

dd.	Total shareholder return percentile rank target;

ee.	Non-self pay admissions growth;

ff.	Division hospital non-self pay admissions growth;

gg.	Economic value added;

hh.	Specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion;

ii.	Bad debt expense;

jj.	Uncompensated care expense;

kk.	The fair market value or trading price of a share of stock;

ll.	Valuations or trading prices of other securities issued by the Company or its subsidiaries;

mm.	Days net revenue in net patient accounts receivable;

nn.	The growth in the value of an investment in the stock assuming the reinvestment of dividends; and/or

oo.	Reduction in operating expenses.

(2)	Qualitative Performance Criteria:

a.	Physician and mid-level provider recruitment;

b.	Capital expenditures;

c.	Capital expenditures within the established capital budget;

d.	Overall clinical compliance;

e.	Clinic operating results;

f.	Physician practice (clinic) operations improvement;

g.	Meaningful use, attainment, compliance, or reimbursement;

h.	Peer group performance in volume, revenue, earnings growth, and stock price appreciation;

i.	Key operating statistics;

j.	Case/resource management program;

k.	Productivity management;

l.	Quality indicators/clinical compliance;

m.	Patient safety;

n.	Operating expenses per equivalent patient day;

i.	Operating expenses are all income statement expenses excluding rent, depreciation, amortization, management fee expense and interest expense;

ii.	Equivalent patient days is a method of adjusting the number of patient days to compensate for outpatient service rendered;

o.	Performance improvements;

p.	Adjusted admissions growth;

q.	Exceeding industry performance;

r.	compliance with or attainment of payor objectives to improve quality and reduce cost, including readmission reductions and value-based purchasing, reporting, measurement and improvement; and/or

s. Discretionary. An amount equal to a specified percentage of each Participant’s salary or a lump sum amount may be awarded based upon other objective or (other than a Covered Employee) subjective criteria that recognize accomplishments of a Participant during the year. Focus will be on quality, service, regulatory compliance, and accomplishment of specific unique projects, among other items.

Performance Objectives may be set at a specific level or may be expressed as relative to prior performance or to the performance of one or more other entities or external indices and may be expressed in terms of a progression within a specified range. Performance Objectives may also be based upon individual Participant performance goals, as determined by the Plan Administrator or, if applicable, the Committee, in its sole discretion. The Plan Administrator or, in the case of a Covered Employee, the Committee, may at the time Performance Objectives are determined for a Fiscal Year, or at any time prior to the final determination of Awards in respect of that Fiscal Year and only to the extent permitted under Section 162(m) of the Code without adversely affecting the treatment of the Award as Performance-Based Compensation, provide for the manner in which performance will be measured against the Performance Objectives (or to the extent permitted under Section 162(m) of the Code without adversely affecting the treatment of an Award as Performance-Based Compensation, may adjust the Performance Objectives) to reflect the impact of (i) any stock dividend or split, recapitalization, combination or exchange of shares or other similar changes in the Company’s stock, (ii) specified corporate transactions (iii) special charges, (iv) changes in tax law or accounting standards required by generally accepted accounting principles, (v) changes in government reimbursement policies, (vi) event(s) either not directly related to the operations of the Company or not within reasonable control of the Company’s management; and (vii) items that are unusual in nature or infrequently occurring and other extraordinary or nonrecurring events.

In addition, and notwithstanding anything to the contrary contained herein, Awards that are not intended to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code may be based on the performance goals set forth herein or on such other performance goals as determined by the Plan Administrator in its sole discretion. With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code, to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may also:

(a)	designate additional business criteria on which the performance goals may be based; or

(b)	adjust, modify or amend the aforementioned business criteria.

Where applicable, for purposes of making any determinations in respect of any Performance Objective, performance will generally be determined in accordance with generally accepted accounting principles, consistently applied.

4.5 Subject to Section 3.1, at any time after the commencement of a Fiscal Year for which Performance Objectives have been determined, but prior to the close thereof, the Plan Administrator may, in its discretion, add Participants, decrease targets, or increase or add to an Award(s).

ARTICLE V

PAYMENT OF PERFORMANCE INCENTIVE AWARDS

5.1 Payment of Awards. Subject to Section 5.2 and such forfeitures of Awards and other conditions as are provided in the Plan, the Awards made to Participants shall be paid as follows: as soon as practicable after the end of the Fiscal Year, the Plan Administrator (or, with respect to any Covered Employee, the Committee) shall determine the extent to which Awards have been earned on the basis of the actual performance in relation to the Performance Objectives as established for that Fiscal Year. Once determined, an Award shall be paid to a Participant only to the extent that the Participant met the targets for his or her Award as set forth in the Performance Criteria for his or her Award. Notwithstanding the foregoing, a lump sum discretionary Award may be paid to a Participant who is not a Covered Employee at any time during the Fiscal Year. No Awards shall be paid to a Covered Employee unless and until the Committee has certified in writing and in accordance with Section 162(m)(4)(C) of the Code that the Performance Objectives established with respect to the Covered Employee have been achieved. Subject to the foregoing, Awards or Pro-Rata Awards shall be paid at such time or times as are determined by the Plan Administrator or Committee; provided that, subject to Section 5.8, in no event shall the payment of any Awards or Pro-Rata Awards under the terms of the Plan be made to a Participant or Beneficiary later than 2 1⁄2 months following the end of the Fiscal Year for which such Award or Pro-Rata Award has been determined.

5.2 Payment of Deferred Bonus Awards. Subject to such other conditions as are provided in the Plan, the Deferred Bonus Awards shall be paid as follows:

(a) As soon as practicable after the end of the Fiscal Year, the Plan Administrator (or, with respect to any Covered Employee, the Committee) shall determine the extent to which Awards designated as Deferred Bonus Awards have been earned on the basis of the actual performance in relation to the Performance Objective as established for that Fiscal Year. Once determined, a Deferred Bonus Award shall be paid to a Participant only to the extent that the Participant met the targets for his or her Deferred Bonus Award as set forth in the Performance Criteria for his or her Deferred Bonus Award. No Deferred Bonus Awards shall be paid to a Covered Employee unless and until the Committee has certified in writing that the Performance Objectives established with respect to the Covered Employee have been achieved. Subject to the foregoing, Deferred Bonus Awards shall be paid on such date or dates following the Fiscal Year in which such Deferred Bonus Award had been determined and shall be subject to such continued employment requirements as the Plan Administrator or, in the case of a Covered Employee, the Committee shall determine at the time the Deferred Bonus Award is granted.

(b) Notwithstanding the foregoing, (i) if a Pro-Rata Deferred Bonus Award becomes payable pursuant to Section 5.8 hereof, then such Pro-Rata Deferred Bonus

Award shall be paid to the Participant or Beneficiary no later than 2 1/2 months following the end of the Fiscal Year for which such Deferred Bonus Award has been determined, and (ii) if a Qualifying Termination occurs after the end of the Fiscal Year in respect of which a Deferred Bonus Award is earned, the Deferred Bonus Award shall be paid to the Participant or Beneficiary within 30 days after the later of (x) the date of such termination, or (y) the date that the amount of the Deferred Bonus Award is determined pursuant to Section 5.2(a).

(c) If the short-term deferral exemption under Section 409A is unavailable, the Deferred Bonus Awards shall be granted and administered in a manner that complies with Section 409A, including the requirement that a Participant’s election to defer payment of a Deferred Bonus Award shall be made prior to the year in which such Deferred Bonus Award is earned. Payment of any Deferred Bonus Award shall be made only on a fixed date or dates or upon the occurrence of specified events permitted under Section 409A all of which shall be established at the time the Award is granted. Payment of Deferred Bonus Awards may not be further deferred beyond the payment date or dates specified in the Award at the time it is granted and may not be accelerated except as may be permitted under Section 409A.

5.3 The maximum amount that any individual Participant may receive relating to Awards made in respect of the performance in any Fiscal Year may not exceed ten million dollars ($10,000,000).

5.4 There shall be deducted from all payments of Awards any taxes required to be withheld by any government entity and paid over to any such government entity in respect of any such payment. Unless otherwise elected by the Participant, such deductions shall be at the established withholding tax rate. Participants may elect to have the deduction of taxes cover the amount of any applicable tax (the amount of withholding tax plus the incremental amount determined on the basis of the highest marginal tax rate applicable to such Participant).

5.5 Subject to Section 4.2 of the Plan, any individual other than a Covered Employee who becomes a Participant in the Plan due to employment, transfer or promotion during a Fiscal Year shall be eligible to receive a partial Award based upon the Participant’s base salary for the Participant’s Participation Period and his or her level of achievement in relation to Performance Objectives for the entire Fiscal Year or such shorter period established by the Plan Administrator or Committee. In no event, however, shall partial Awards be made to any Participant with a Participation Period in respect of any Fiscal Year of less than three months, except for discretionary awards under Section 4.4(2)(r).

5.6 With respect to any Participant who is not a Covered Employee, Awards may be adjusted for partial year responsibility, multiple facility responsibility and reassignments of a duration of at least three consecutive months.

5.7 Except as provided in Section 5.8, no Award shall be paid to a Participant who is not employed by the Company on the last day of the Fiscal Year for which an Award is to be or was earned.

5.8 If a Participant’s employment is terminated in a Qualifying Termination prior to the payment of an Award (including a Deferred Bonus Award), the Participant shall receive an Award (including a Deferred Bonus Award, if applicable) based upon his or her level of achievement in relation to the Performance Objectives established for the entire Fiscal Year multiplied by a fraction, the numerator of which is the number of days in the Participation Period and the denominator of which is 365 (a “Pro-Rata Award”). If such termination occurs after the end of the applicable Fiscal Year but before the payment of the Award, such fraction shall be one (1). With respect to Covered Employees, no Pro-Rata Award shall be paid unless and until the applicable Performance Objective(s) has been attained and the Committee has certified such attainment. Pro-Rata Awards (including Deferred Bonus Awards) payable pursuant to this Section 5.8 shall be paid in accordance with Sections 5.1 and 5.2, as applicable. Notwithstanding the foregoing, if a Participant is a party to an agreement or is a participant in any other plan that provides for a pro-rata payment of any Award under this Plan, the application of this Section 5.8 shall not result in a duplication of payment to the Participant under circumstances in which an Award is payable pursuant to this Section 5.8.

5.9 Notwithstanding anything contained in the Plan to the contrary, the Plan Administrator, or in the case of a Covered Employee, the Committee, in its sole discretion may reduce the amount of any Award whose Performance Objectives are based on one or more of the “qualitative performance criteria” listed in Section 4.4(2) for any Participant to any amount, including zero, prior to the end of the Fiscal Year for which such Award is earned.

5.10 Payment of each Award to a Participant shall be subject to the following provisions and conditions:

(a) No Participant shall have any right or interest, whether vested or otherwise, in the Plan or in any Award thereunder, contingent or otherwise, unless and until all of the terms, conditions and provisions of the Plan and the Regulations that affect such Participant have been satisfied. Nothing contained in the Plan or in the Regulations shall require the Company to segregate cash or other property for purposes of payment of Awards under the Plan. Neither the adoption of the Plan nor its operation shall in any way affect the rights and power of the Company to dismiss and/or discharge any employee at any time.

(b) No rights under the Plan, contingent or otherwise, shall be assignable or subject to any encumbrance, pledge or charge of any nature.

ARTICLE VI

MISCELLANEOUS

6.1 By accepting any benefits under the Plan, each Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or decision made under the Plan by the Company, the Board, the Plan Administrator, the Committee or any other committee appointed by the Board.

6.2 Any action taken or decision made by the Company, the Board, the Plan Administrator, the Committee, or any other committee appointed by the Board in the exercise of this power shall be final, binding and conclusive upon the Company, the Participants, the Beneficiaries, and all other persons having any interest therein.

6.3 The Board, the Plan Administrator, the Committee, or any other committee appointed by the Board may rely upon any information supplied to them by any officer of the Company and may rely upon the advice of counsel in connection with the administration of the Plan and shall be fully protected in relying upon such information or advice.

6.4 The Board may alter, amend, suspend or terminate the Plan; provided, however, that, except as permitted by the Plan, no such alteration, amendment, suspension or termination shall impair or adversely alter any Awards theretofore granted under the Plan, except with the consent of the respective Participant; and provided further, however, that, to the extent necessary under any applicable law, no such alteration, amendment, suspension or termination shall be effective unless approved by the shareholders of the Company in accordance with applicable law or regulation.

6.5 As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a)	Give any person any right to participate in the Plan other than at the sole discretion of the Plan Administrator or Committee, as applicable;

(b)	Give any person any rights whatsoever with respect to an Award except as specifically provided in this Plan;

(c)	Limit in any way the right of the Company to terminate the employment of any person at any time; or

(d)	Be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

6.6 Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

6.7 This Plan will be effective for all Fiscal Years beginning with 2016 by action of the Board. The Committee is authorized to make no Awards to Covered Employees in respect of the 2018 Fiscal Year or any later Fiscal Year if the Plan has not been reapproved by the Company’s stockholders at its first meeting of stockholders during 2017, if such approval is necessary for such Awards to constitute Performance-Based Compensation.

6.8 The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

6.9 A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant’s death, to a designated Beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.

6.10 Nothing in the Plan or in any notice of any Award shall confer upon any person the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.

6.11 Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, Beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payment of an Award under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

6.12 It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A. The Plan and the terms of any Award shall be interpreted and construed accordingly. To the extent that payment of any Award is contingent upon a Participant’s execution a release and the applicable time period within which a release must be executed spans two taxable years, such Award shall be payable during the second taxable year. The Participant’s right to receive any installment payments pursuant to the Plan shall be treated as a right to receive a series of separate and distinct payments. If a Participant is a “specified employee” for purposes of Section 409A, the payment upon a termination of employment of any Award which is subject to Section 409A shall not be paid until one day after the date which is six (6) months from the date of termination. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

6.13 In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

6.14 In the event the Board determines that a significant restatement of the Company’s financial results or other Company metrics for any of the three prior fiscal years for which audited financial statements have been prepared is required and (i) such restatement is the result of fraud or misconduct and (ii) the Award amount would have been lower had the results or metrics been properly calculated, the Committee has the authority to obtain reimbursement from any Participant responsible for the fraud or willful misconduct resulting in the restatement. Such reimbursement shall consist of any portion of any Award previously paid that is greater than it would have been if calculated based upon the restated financial results or metrics.

6.15 Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Committee shall have the right to provide or to require a Participant to agree by separate written or electronic instrument, that all Awards of such Participant shall be subject to the provisions of any claw-back policy implemented by the Company at any time, including, without limitation, the provisions of Section 6.14 and any other claw-back policy adopted to comply with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.